UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 5, 2006
Kellogg Company
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-4171	38-0710690
(Commission File Number)	(IRS Employer Identification Number)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of Principal Executive Offices, Including Zip Code)
269-961-2000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated With Exit or Disposal Activities
SIGNATURES

ITEM 2.05 Costs Associated With Exit or Disposal Activities
On September 5, 2006, the Board of Directors of Kellogg Company (the “Company”) approved a European manufacturing optimization plan to improve utilization of its facility in Manchester, England and to better align production in Europe. The plan is part of the Company’s previously-announced ongoing cost-reduction initiatives.
Based on current foreign exchange rates, the Company currently expects to incur approximately $60 million in total up-front costs to complete this initiative, comprised of approximately 80% cash and 20% non-cash asset write-offs. The cash portion of the total up-front costs results principally from management’s plan to reduce hourly and salaried headcount in the Company’s Manchester, England manufacturing facility through voluntary early retirement and severance programs by the end of 2008. During this period, certain manufacturing equipment will also be removed from service. Subject to completion of employee separation elections, management expects to incur approximately one-half of the total up-front costs in 2006, beginning in the quarter ended September 30, 2006.
The Company views its continued spending on cost-reduction initiatives as part of management’s ongoing financial strategy to reinvest earnings so as to provide greater reliability in meeting long-term growth targets. Initiatives undertaken are expected to meet certain expected pay-back and internal rate of return (IRR) targets.
This Form 8-K contains forward-looking statements which use the word “expects” or the phrase “currently expects”. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the information set forth under the caption “Future Outlook and Forward-Looking Statements”.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kellogg Company (Registrant)
Date: September 6, 2006	By:	/s/ Jeffrey M. Boromisa
		Name:	Jeffrey M. Boromisa
		Title:	Senior Vice President and Chief Financial Officer